EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Registration Statement on Form S-8 (No. 333-198917) of our report dated April 1, 2022, related to the financial statements of Tofutti Brands, Inc. as of January 1, 2022 and January 2, 2021, and for the fiscal years then ended, which report is included in this Annual Report on Form 10-K.

/s/ Mazars USA LLP

Edison, New Jersey
April 1, 2022